FISCHER & SANGER

ATTORNEYS AND COUNSELORS

SUITE 1204

5956 SHERRY LANE

DALLAS, TEXAS 75225

TELEPHONE 214/361-7301

ROBERT WM. FISCHER TELECOPIER 214/361-7842

August 11, 2000

Hudson's Grill International, Inc.

16970 Dallas Parkway, Suite 402

Dallas, Texas 75248

Re: Consent to Use of Name

Dear Hudson's Grill International, Inc.:

We consent to the use of our name in the prospectus and the registration statement relating to the registration of 6,656,986 shares of your stock currently held by Hudson's Grill of America, Inc. ("HGA"), and planned for distribution as public stock to the shareholders of HGA.

Sincerely,

Fischer & Sanger

Robert W. Fischer

RWF:hs

f\sec\000811.o01